                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*
                                (Amendment No. )

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                ORTHOMETRIX, INC.
                               -------------------
                                (Name of Issuer)

                         Common Stock, par value $.0005
                        --------------------------------
                         (Title of Class of Securities)

                                   68750M-10-0
                                ----------------
                                 (CUSIP Number)

                                February 25, 2005
                               -------------------
            (Date of Event Which Requires a Filing of this Statement)

                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [X] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
      1        Names of Reporting Persons/I.R.S. Identification Nos. of Above
               Persons (Entities Only)

               ROCK CREEK INVESTMENT PARTNERS, LLP

--------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group
               (a)
               (See Instructions)
               (b)

--------------------------------------------------------------------------------
      3        SEC Use Only

--------------------------------------------------------------------------------
      4        Citizenship or Place of Organization

               FLORIDA

--------------------------------------------------------------------------------
                5    Sole Voting Power
  NUMBER OF
   SHARES            NONE
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
                6    Shared Voting Power

                     2,321,429
--------------------------------------------------------------------------------
                7    Sole Dispositive Power

                     NONE
--------------------------------------------------------------------------------
                8    Shared Dispositive Power

                     2,321,429
--------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               2,321,429
--------------------------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

--------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               6.0%
--------------------------------------------------------------------------------
     12        Type of Reporting Person (See Instructions)

               PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      1        Names of Reporting Persons/I.R.S. Identification Nos. of Above
               Persons (Entities Only)

               JAMES H. DAHL

--------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group
               (a)
               (See Instructions)
               (b)

--------------------------------------------------------------------------------
      3        SEC Use Only

--------------------------------------------------------------------------------
      4        Citizenship or Place of Organization

               USA

--------------------------------------------------------------------------------
                5    Sole Voting Power
  NUMBER OF
   SHARES            NONE
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
                6    Shared Voting Power

                     2,321,429
--------------------------------------------------------------------------------
                7    Sole Dispositive Power

                     NONE
--------------------------------------------------------------------------------
                8    Shared Dispositive Power

                     2,321,429
--------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               2,321,429
--------------------------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

--------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               6.0%
--------------------------------------------------------------------------------
     12        Type of Reporting Person (See Instructions)

               IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      1        Names of Reporting Persons/I.R.S. Identification Nos. of Above
               Persons (Entities Only)

               ARTHUR L. CAHOON

--------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group
               (a)
               (See Instructions)
               (b)

--------------------------------------------------------------------------------
      3        SEC Use Only

--------------------------------------------------------------------------------
      4        Citizenship or Place of Organization

               USA

--------------------------------------------------------------------------------
                5    Sole Voting Power
  NUMBER OF
   SHARES            NONE
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
                6    Shared Voting Power

                     2,321,429
--------------------------------------------------------------------------------
                7    Sole Dispositive Power

                     NONE
--------------------------------------------------------------------------------
                8    Shared Dispositive Power

                     2,321,429
--------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               2,321,429
--------------------------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

--------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               6.0%
--------------------------------------------------------------------------------
     12        Type of Reporting Person (See Instructions)

               IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      1        Names of Reporting Persons/I.R.S. Identification Nos. of Above
               Persons (Entities Only)

               JOHN C. SITES, JR.

--------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group
               (a)
               (See Instructions)
               (b)

--------------------------------------------------------------------------------
      3        SEC Use Only

--------------------------------------------------------------------------------
      4        Citizenship or Place of Organization

               USA

--------------------------------------------------------------------------------
                5    Sole Voting Power
  NUMBER OF
   SHARES            NONE
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
                6    Shared Voting Power

                     2,321,429
--------------------------------------------------------------------------------
                7    Sole Dispositive Power

                     NONE
--------------------------------------------------------------------------------
                8    Shared Dispositive Power

                     2,321,429
--------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               2,321,429
--------------------------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

--------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               6.0%
--------------------------------------------------------------------------------
     12        Type of Reporting Person (See Instructions)

               IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      1        Names of Reporting Persons/I.R.S. Identification Nos. of Above
               Persons (Entities Only)

               M. ASHTON HUDSON

--------------------------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group
               (a)
               (See Instructions)
               (b)

--------------------------------------------------------------------------------
      3        SEC Use Only

--------------------------------------------------------------------------------
      4        Citizenship or Place of Organization

               USA

--------------------------------------------------------------------------------
                5    Sole Voting Power
  NUMBER OF
   SHARES            NONE
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
                6    Shared Voting Power

                     2,321,429
--------------------------------------------------------------------------------
                7    Sole Dispositive Power

                     NONE
--------------------------------------------------------------------------------
                8    Shared Dispositive Power

                     2,321,429
--------------------------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               2,321,429
--------------------------------------------------------------------------------
     10        Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

--------------------------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               6.0%
--------------------------------------------------------------------------------
     12        Type of Reporting Person (See Instructions)

               IN
--------------------------------------------------------------------------------

Item 1.

         (a) Name of Issuer:

                  Orthometrix, Inc.

         (b) Address of Issuer's Principal Executive Offices:

                  106 Corporate Park Drive, Suite 102
                  White Plains, New York 10604

Item 2.

         (a) Name of Persons Filing:

                  Rock Creek Investment Partners, LLP
                  James H. Dahl, Individually
                  Arthur L. Cahoon, Individually
                  John C. Sites, Jr., Individually
                  M. Ashton Hudson, Individually

         (b) Address of Principal Business Office or if None, Residence:

                  For each reporting person:

                  1200 Riverplace Boulevard, Suite 902
                  Jacksonville, Florida 32207

         (c) Citizenship:

                  All Entities:  Florida

                  All individuals:  USA

         (d) Title of Class of Securities:

                  Common Stock, par value $.0005

         (e) CUSIP Number: 68750M-10-0

Item 3.

         Not Applicable

Item 4.  Ownership

         (1)(a) Amount Beneficially Owned by Rock Creek Investment
                Partners, LLP:                                         2,321,429
                                                                       ---------

         (1)(b) Percent of Class: 6.0%

         (1)(c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: None

                  (ii)     Shared power to vote or to direct the vote: 2,321,429

                  (iii)    Sole power to dispose or to direct the disposition
                           of: None

                  (iv)     Shared power to dispose or to direct the disposition
                           of: 2,321,429

         (2)(a) Amount Beneficially Owned by James H. Dahl:            2,321,429
                                                                       ---------

         (2)(b) Percent of Class: 6.0%

         (2)(c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: None

                  (ii)     Shared power to vote or to direct the vote: 2,321,429

                  (iii)    Sole power to dispose or to direct the disposition
                           of: None

                  (iv)     Shared power to dispose or to direct the disposition
                           of: 2,321,429

         (3)(a) Amount Beneficially Owned by Arthur L. Cahoon,         2,321,429
                                                                       ---------

         (3)(b) Percent of Class: 6.0%

         (3)(c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: None

                  (ii)     Shared power to vote or to direct the vote: 2,321,429

                  (iii)    Sole power to dispose or to direct the disposition
                           of: None

                  (iv)     Shared power to dispose or to direct the disposition
                           of: 2,321,429

         (4)(a) Amount Beneficially Owned by John C. Sites, Jr.:       2,321,429
                                                                       ---------

         (4)(b) Percent of Class: 6.0%

         (4)(c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: None

                  (ii)     Shared power to vote or to direct the vote: 2,321,429

                  (iii)    Sole power to dispose or to direct the disposition
                           of: None

                  (iv)     Shared power to dispose or to direct the disposition
                           of: 2,321,429

         (5)(a) Amount Beneficially Owned by M. Ashton Hudson:         2,321,429
                                                                       ---------

         (5)(b) Percent of Class: 6.0%

         (5)(c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: None

                  (ii)     Shared power to vote or to direct the vote: 2,321,429

                  (iii)    Sole power to dispose or to direct the disposition
                           of: None

                  (iv)     Shared power to dispose or to direct the disposition
                           of: 2,321,429

Item 5.  Ownership of Five Percent or Less of a Class

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group

                  Not Applicable

Item 9.  Notice of Dissolution of Group

                  Not Applicable

Item. 10. Certification

                  By signing below each of the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       10

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  March 4th, 2005

                                             ROCK CREEK INVESTMENT PARTNERS, LLP

                                             /s/ M. Ashton Hudson
                                             -----------------------------------
                                             M. ASHTON HUDSON, as Partner

                                             /s/ James H. Dahl
                                             -----------------------------------
                                             JAMES H. DAHL, Individually

                                             /s/ Arthur L. Cahoon
                                             -----------------------------------
                                             ARTHUR L. CAHOON, Individually

                                             /s/ John C. Sites, Jr.
                                             -----------------------------------
                                             JOHN C. SITES, JR., Individually

                                             /s/ M. Ashton Hudson
                                             -----------------------------------
                                             M. ASHTON HUDSON, Individually

                                       11

                                    EXHIBITS

Exhibit A:  Joint Filing Agreement

                                       12

                                    Exhibit A

                             Joint Filing Agreement

         In accordance with Rule 13d-1(k) under the Securities Exchange Act of
1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G. This Joint Filing Agreement shall be included as an exhibit to such joint filing. In evidence thereof, each of the undersigned, being duly authorized, hereby execute this Agreement this 4th day of March,
2005.

                                            ROCK CREEK INVESTMENT PARTNERS, LLP

                                            /s/ M. Ashton Hudson
                                            ------------------------------------
                                            M. ASHTON HUDSON, as Partner

                                            /s/ James H. Dahl
                                            ------------------------------------
                                            JAMES H. DAHL, Individually

                                            /s/ Arthur L. Cahoon
                                            ------------------------------------
                                            ARTHUR L. CAHOON, Individually

                                            /s/ John C. Sites, Jr.
                                            ------------------------------------
                                            JOHN C. SITES, JR., Individually

                                            /s/ M. Ashton Hudson
                                            ------------------------------------
                                            M. ASHTON HUDSON, Individually

                                       13